Exhibit 99.4

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our Consolidated Financial Statements and related notes included in Exhibit 99.3 of this Form 8-K. Historical results and percentage relationships set forth in the Consolidated Statements of Operations and contained in the Consolidated Financial Statements and accompanying notes, including trends which might appear, should not be taken as indicative of future operations.

In this discussion, the terms “we,” “us,” “our” and the “Operating Partnership” refer to Brixmor Operating Partnership LP and its subsidiaries.

Executive Summary
Our Operating Partnership
We are a Delaware limited partnership that owns and operates the largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers in the United States. Our high quality national portfolio is diversified by geography, tenancy and retail format, and our shopping centers are primarily anchored by market-leading grocers.

The sole general partner of the Operating Partnership is Brixmor OP GP LLC, an entity that is wholly owned by BPG Subsidiary Inc. (“BPG Sub”). All of the outstanding common stock of BPG Subsidiary Inc. is owned by Brixmor Property Group Inc. (“BPG”), which is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “BRX.” The limited partners of the Operating Partnership are BPG Sub, and other limited partners consisting of certain investment funds affiliated with The Blackstone Group L.P. (together with such affiliates, “Blackstone” or our “Sponsor”) and current or former members of our management. BPG has made an election to qualify, and believes it is operating so as to qualify, as a Real Estate Investment Trust (“REIT”) for United States federal income tax purposes. Generally, a REIT is entitled to a deduction for dividends that it pays and therefore will not be subject to United States federal corporate income tax on its net taxable income that is currently distributed to its stockholders. To qualify as a REIT, certain income, asset, distribution, and organization tests must be satisfied. Although we are not classified as a REIT, we operate under REIT regulations so as to enable BPG to continue to qualify for REIT status.

Our primary objective is to maximize total returns to our partners through a combination of growth and value-creation at the asset level supported by stable cash flows. We seek to achieve this through ownership of a large, high quality, diversified portfolio of primarily grocery-anchored community and neighborhood shopping centers and by creating meaningful net operating income (“NOI”) growth from this portfolio. We expect that the major drivers of this growth will be a combination of occupancy increases across both our anchor and small shop space, positive rent spreads from below-market in-place rents and significant near-term lease rollover, annual contractual rent increases across the portfolio and the realization of embedded anchor space repositioning / redevelopment opportunities.

We expect the following set of core competencies to position us to execute on our growth strategies:

•
Anchor Space Repositioning / Redevelopment Expertise - We have been a top redeveloper over the past decade, according to Chain Store Age magazine, having completed anchor space repositioning / redevelopment projects totaling approximately $1 billion since January 1, 2003.

•
Expansive Retailer Relationships - We believe that given the scale of our asset base and our nationwide footprint, we have a competitive advantage in supporting the growth plans of the nation’s largest retailers. We believe that we are the largest landlord by gross leasable area (“GLA”) to Kroger and TJX Companies, as well as a key landlord to all major grocers and most major retail category leaders. We believe that our strong relationships with leading retailers affords us insight into their strategies and priority access to their expansion plans, enabling us to efficiently provide these retailers with space in multiple locations.

•
Fully-Integrated Operating Platform - We operate with a fully-integrated, comprehensive platform both leveraging our national presence and demonstrating our commitment to a regional and local presence. We provide our tenants with personalized service through our network of three regional offices in Atlanta, Chicago and Philadelphia, as well as via 12 leasing and property management satellite offices throughout the country. We believe that this strategy enables us to obtain critical market intelligence and to benefit from the regional and local expertise of our workforce.

•
Experienced Management - Senior members of our management team are experienced real estate operators with deep industry expertise and retailer relationships and have an average of 26 years of experience in the real estate industry and an average tenure of 14 years with the Operating Partnership.

Factors That May Influence our Future Results
We derive our revenues primarily from rents (including percentage rents based on tenants' sales levels) and expense reimbursements due to us from tenants under existing leases at each of our properties. Expense reimbursements consist of payments made by tenants to us under contractual lease obligations for their proportional share of the property's operating expenses, insurance and real estate taxes.

The amount of rental income and expense reimbursements we receive is primarily dependent on our ability to maintain or increase rental rates and on our ability to lease available space, including renewing expiring leases. Factors that could affect our rental income include: (1) changes in national, regional or local economic climates; (2) local conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (3) the attractiveness of properties in our portfolio to our tenants; (4) the financial stability of tenants, including the ability of tenants to pay rents; (5) in the case of percentage rents, our tenants' sales volumes; (6) competition from other available properties; (7) changes in market rental rates; and (8) changes in the regional demographics of our properties.

Our operating expenses include property-related costs, including repairs and maintenance, roof repair, landscaping, parking lot repair, snow removal, utilities, property insurance costs, security, ground rent expense related to ground lease payments for which we are the lessee and various other property related costs. Increases in our operating expenses, to the extent they are not offset by revenue increases, impact our overall performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see Item 1A. “Risk Factors” in Brixmor Property Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Portfolio and Financial Highlights

•
As of September 30, 2014, we owned interests in 522 shopping centers (the “Total Portfolio”), including 521 wholly owned shopping centers and one shopping center held through an unconsolidated joint venture.

•
Billed occupancy for the Total Portfolio was 90.8%, 90.7% and 90.0% as of September 30, 2014, December 31, 2013 and December 31, 2012, respectively. Leased occupancy for the Total Portfolio was 92.7%, 92.4% and 91.3% as of September 30, 2014, December 31, 2013 and December 31, 2012, respectively.

•
During the nine months ended September 30, 2014, we executed 1,616 leases in our Total Portfolio totaling 10.0 million square feet of GLA, including 610 new leases totaling 2.9 million square feet of GLA and 1,006 renewals totaling 7.1 million square feet of GLA. The ABR under the new leases increased 27.7% from the prior tenant’s ABR and increased 12.2% for both new and renewal leases on comparable space from the ABR under the prior leases. The average ABR per leased square foot of these new leases in our Total Portfolio is $13.46 and the average ABR per leased square foot of these new and renewal leases in our Total Portfolio is $12.42. The cost per square foot for tenant improvements and leasing commissions for new leases was $16.17 and $2.65, respectively. The cost per square foot for tenant improvements and leasing commissions for renewal leases was $0.82 and $0.03, respectively.

•
During 2013, we executed 2,244 leases in our Total Portfolio totaling 12.8 million square feet of GLA, including 787 new leases totaling 3.4 million square feet of GLA and 1,457 renewals totaling 9.4 million sq. ft. of GLA. The average ABR under the new leases increased 29.5% from the prior tenant’s ABR and increased 9.8% for both new and renewal leases on comparable space from the prior tenant’s ABR. The average ABR per leased square foot of these new leases in our IPO Portfolio is $13.69 and the average ABR per leased square foot of these new and renewal leases in our IPO Portfolio is $12.38. The cost per square foot for tenant improvements and leasing commissions for new leases was $12.58 and $2.98, respectively. The cost per square foot for tenant improvements and leasing commissions for renewal leases was $0.70 and $0.04, respectively.

•
During 2012, we executed 2,273 leases in our Consolidated Portfolio totaling 12.8 million sq. ft. of GLA, including 715 new leases totaling 3.5 million sq. ft. of GLA and 1,558 renewals totaling 9.2 million sq. ft. The average ABR under the new leases increased 20.1% from the prior tenants' ABR and increased 6.2% for both new and renewal leases on comparable space from the prior tenants' ABR. The average ABR per leased sq. ft. of these new leases was $11.86 and the average ABR per leased sq. ft. of these new and renewal leases was $11.95. The cost per sq. ft. for tenant improvements and leasing commissions for new leases was $11.46 and $1.77, respectively. The cost per sq. ft. for tenant improvements and leasing commissions for renewal leases was $0.80 and $0.02, respectively.

Disposition Activity

•
In connection with the BPG's IPO, the Operating Partnership created a separate series of interest in the Operating Partnership that allocated to certain funds affiliated with The Blackstone Group L.P. and Centerbridge Partners, L.P. (owners of the Operating Partnership prior to BPG's IPO) (the “pre-IPO owners”) all of the economic consequences of ownership of the Operating Partnership's interest in certain properties that the Operating Partnership had historically held in its portfolio (the “Non-Core Properties”). During the nine months ended September 30, 2014, we transferred our ownership interests in 35 Non Core-Properties to the pre-IPO owners. The 35 Non-Core Properties distributed to the pre-IPO owners had a carrying value of $179.0 million and a fair value of $195.2 million, resulting in a gain of $16.2 million. The remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance. In addition, we sold a building in one of our shopping centers for net proceeds of $2.8 million.

Results of Operations
Comparison of the Nine Months Ended September 30, 2014 to the Nine Months Ended September 30, 2013
Revenues (in thousands)

	Nine months ended September 30,
	2014	2013	$ Change
Revenues
Rental income	$718,240	$654,079	$64,161
Expense reimbursements	197,835	179,534	18,301
Other revenues	6,290	8,006	(1,716)
Total revenues	$922,365	$841,619	$80,746

Rental income
The increase in rental income for the nine months ended September 30, 2014 of $64.2 million, as compared to the corresponding period in 2013, was primarily due to a $62.2 million increase in ABR driven by (i) an increase in billed occupancy from 90.2% as of September 30, 2013 to 90.8% as of September 30, 2014, (ii) an increase in leasing spreads of 12.2% for both new and renewal leases, and (iii) $42.1 million of ABR from the Acquired Properties, partially offset by (iv) a decrease in the amortization of above and below market lease intangibles and lease settlement income.

Expense reimbursements
The increase in expense reimbursements for the nine months ended September 30, 2014, of $18.3 million, as compared to the corresponding period in 2013, was primarily due to an increase in expense reimbursements related to the Acquired Properties and an increase in the recovery percentage for properties owned for the entirety of both periods to 86.8% for 2014, as compared to 85.1% for the same period in 2013. The increased percentage of recoveries from tenants is primarily attributable to increased occupancy of our portfolio coupled with reconciliation income due to year end billings.

Other revenues
The decrease in other revenues for the nine months ended September 30, 2014 of $1.7 million as compared to the corresponding period in 2013 was primarily due to a decrease in fee revenues resulting from the acquisition of the Acquired Properties at the time of the BPG's IPO, which were managed by the Operating Partnership prior to the BPG's IPO.

Operating Expenses (in thousands)

	Nine months ended September 30,
	2014	2013	$ Change
Operating expenses
Operating costs	$95,595	$85,542	$10,053
Real estate taxes	132,650	124,711	7,939
Depreciation and amortization	334,084	328,878	5,206
Provision for doubtful accounts	8,636	7,956	680
Impairment of real estate assets	—	1,531	(1,531)
General and administrative	59,221	65,386	(6,165)
Total operating expenses	$630,186	$614,004	$16,182

Operating costs
The increase in operating costs for the nine months ended September 30, 2014 of $10.1 million, as compared to the corresponding period in 2013, was due to $6.0 million of operating costs for the Acquired Properties, increased insurance expenses, increased weather related expenses including snow removal expenses, utility expenses, roof and parking lot repairs and maintenance expenses.

Real estate taxes
The increase in real estate taxes for the nine months ended September 30, 2014 of $7.9 million, as compared to the corresponding period in 2013, was primarily due to the Acquired Properties and the purchase of 100% ownership in a previously unconsolidated joint venture.

Depreciation and amortization
The increase in depreciation and amortization for the nine months ended September 30, 2014 of $5.2 million, as compared to the corresponding period in 2013, was primarily due to $32.2 million of depreciation and amortization recorded in connection with the Acquired Properties, partially offset by a decrease in intangible asset amortization due to tenant lease expirations and lease terminations.

Provision for doubtful accounts
The increase in the provision for doubtful accounts for the nine months ended September 30, 2014 of $0.7 million, as compared to the corresponding period in 2013, was primarily due to the Acquired Properties.

Impairment of real estate assets
During the nine months ended September 30, 2014, we did not recognize any provisions for impairment. During the nine months ended September 30, 2013, we recognized provisions for impairment of $1.5 million relating to one land parcel. For purposes of measuring this provision, fair value was determined based upon contracts with buyers, adjusted to reflect associated disposition costs.

General and administrative
The decrease in general and administrative costs for the nine months ended September 30, 2014 of $6.2 million, as compared to the corresponding period in 2013, was primarily due to a $2.9 million decrease in expense associated with the acceleration of certain of our long term incentive plans in connection with BPG's IPO and a decrease in personnel related expenses associated with the realignment of certain corporate functions in 2013, partially offset by a $3.4 million increase in stock based compensation expense in 2014.

Other Income and Expenses (in thousands)

	Nine months ended September 30,
	2014	2013	$ Change
Other income (expense)
Dividends and interest	$431	$621	$(190)
Interest expense	(199,464)	(270,845)	71,381
Gain on sale of real estate assets	378	2,223	(1,845)
Gain (loss) on extinguishment of debt, net	(2,573)	(17,783)	15,210
Other	(5,335)	(8,098)	2,763
Total other income (expense)	$(206,563)	$(293,882)	$87,319

Dividends and interest
Dividends and interest remained approximately the same for the nine months ended September 30, 2014, as compared to the corresponding period in 2013.

Interest expense
The decrease in interest expense for the nine months ended September 30, 2014 of $71.4 million, as compared to the corresponding period in 2013, was primarily due to the 2013 repayment of $2.6 billion of secured mortgage loans, unsecured notes and financing liabilities with a weighted-average interest rate of 5.71% and the 2014 repayment of $797.7 million of secured mortgages loans, unsecured notes and financing liabilities with a weighted-average interest rate of 4.67%, which decreased interest expense by $107.0 million, partially offset by an increase of $34.3 million of interest expense on our Unsecured Credit Facility and Term Loan. The secured mortgage loan and unsecured note repayments were financed primarily from proceeds of borrowings under our Unsecured Credit Facility and Term Loan which had a weighted average interest rate of 2.1% as of September 30, 2014 as well as from proceeds of our initial public offering.

Gain on sale of real estate assets
During the nine months ended September 30, 2014, we disposed of one building for net proceeds of $2.8 million, resulting in a gain of $0.4 million. During the nine months ended September 30, 2013, we disposed of two land parcel for net proceeds of $1.4 million, resulting in a gain of $1.1 million. In addition, the Operating Partnership purchased the remaining 70% interest in a shopping center held through an unconsolidated joint venture resulting in a gain of $1.1 million on the step-up of the original 30% interest.

Gain (loss) on extinguishment of debt, net
During the nine months ended September 30, 2014, we repaid $684.4 million of mortgage loans and repaid $60.0 million of unsecured notes, resulting in a $2.6 million net loss on extinguishment of debt. During the nine months ended September 30, 2013, we repaid $2.5 billion of mortgage loans, resulting in a $17.8 million net loss on extinguishment of debt.

Other
The decrease in other for the nine months ended September 30, 2014 of $2.8 million, as compared to the corresponding period in 2013, was primary due to a decrease in tenant litigation expenses and expenses related to BPG's IPO. In addition, during the nine months ended September 30, 2014, we had $2.6 million of income related to the settlement of a gain contingency associated with one of our properties, partially offset by $2.4 million of expense related to the termination of one of our corporate office leases.

Equity in Income of Unconsolidated Joint Ventures (in thousands)

	Nine months ended September 30,
	2014	2013	$ Change
Equity in income of unconsolidated joint ventures	$248	$1,001	$(753)
Gain on disposal of investments in unconsolidated joint ventures	$1,820	$—	$1,820

The decrease in equity in income of unconsolidated joint ventures for the nine months ended September 30, 2014 of $0.8 million, as compared to the corresponding period in 2013, was primarily due to the acquisition of the interests of an unconsolidated joint venture in 2013 and the disposal of our interests in three unconsolidated joint ventures during 2014, resulting in a gain of $1.8 million.

Discontinued Operations (in thousands)

	Nine months ended September 30,
	2014	2013	$ Change
Discontinued operations
Income (loss) from discontinued operations	$4,787	$(892)	$5,679
Gain on disposition of operating properties	14,426	2,631	11,795
Impairment of real estate held for sale	—	(43,323)	43,323
Income (loss) from discontinued operations	$19,213	$(41,584)	$60,797

Income (loss) from discontinued operations
Results from discontinued operations include the results from the following: (i) 33 Non-Core Properties disposed of during the nine months ended September 30, 2014, and (ii) 18 shopping centers disposed of during 2013, including 11 Non-Core Properties. There were no properties classified as held for sale at September 30, 2014. The income from discontinued operations for the nine months ended September 30, 2014 includes a $6.1 million gain on extinguishment of debt related to one of the Non-Core Properties.

Gain on disposition of operating properties
During the nine months ended September 30, 2014, the gain on disposition of operating properties was attributable to the distribution of our interests in 35 Non-Core Properties to our pre-IPO owners. During the nine months ended September 30, 2013, we disposed of three properties for net proceeds of $10.7 million, resulting in a net gain of $2.6 million.

Impairment of real estate held for sale
During the nine months ended September 30, 2014, we did not recognize any provisions for impairment. During the nine months ended September 30, 2013, we recognized $43.3 million of provisions for impairment relating to 30 shopping centers and three land parcels. For purposes of measuring this provision, fair value was determined based on either of the following: (i) contracts with buyers or purchase offers from potential buyers, adjusted to reflect associated disposition costs; or (ii) internal analysis. The Operating Partnership believes the inputs utilized were reasonable in the context of applicable market conditions; however, due to the significance of the unobservable inputs to the overall fair value measures, including forecasted revenues and expenses based upon market conditions and expectations for growth, the Operating Partnership determined that such fair value measurements were classified within Level 3 of the fair value hierarchy.

Same Property Net Operating Income
Same Property NOI is calculated (using properties owned as of the end of both reporting periods and for the entirety of both periods excluding properties classified as discontinued operations), as rental income (minimum rent, percentage rents, tenant recoveries and other property income) less rental operating expenses (property operating expenses, real estate taxes and bad debt expense) of the properties owned by us. Same Property NOI excludes corporate level income (including transaction and other fees), lease termination income, straight-line rent and amortization of above-/below-market leases of the same property pool from the prior year reporting period to the current year reporting period.

Same Property NOI is a supplemental, non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. It includes only the net operating income of properties owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the period presented, and therefore provides a more consistent metric for comparing the performance of properties. Management uses Same Property NOI to review operating results for comparative purposes with respect to previous periods or forecasts, and also to evaluate future prospects. Same Property NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of Same Property NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs.

Comparison of the Nine Months Ended September 30, 2014 to the Nine Months Ended September 30, 2013

	Nine Months Ended September 30,
	2014	2013	Change

Number of properties	479	479	—
Percent billed	90.8%	90.3%	0.5%
Percent leased	92.7%	92.2%	0.5%

Revenues
Rental income	$626,909	$607,368	$19,541
Expense reimbursements	187,465	180,861	6,604
Percentage rents	4,481	4,968	(487)
	818,855	793,197	25,658
Operating expenses
Operating costs	(89,867)	(87,114)	(2,753)
Real estate taxes	(126,177)	(125,428)	(749)
Provisions for doubtful accounts	(8,174)	(7,969)	(205)
	(224,218)	(220,511)	(3,707)
Same property NOI	$594,637	$572,686	$21,951

Same Property NOI increased $22.0 million or 3.8% for the nine months ended September 30, 2014, as compared to the same period in 2013, primarily due to (i) a $19.5 million increase in rental income driven by an increase in billed occupancy to 90.8% from 90.3% and (ii) an increase in the expense recovery percentage to 86.8% from 85.1% driven by increased occupancy of our portfolio coupled with reconciliation income due to year end billings. These increases were partially offset by increased weather related expenses including snow removal expenses, utility expenses, roof and parking lot repairs and maintenance expenses.

The following table provides a reconciliation of net loss attributable to the Brixmor Operating Partnership LP to Same Property NOI for the periods presented above (dollars in thousands):

	Nine Months Ended September 30,
	2014	2013
Net income (loss) attributable to Brixmor Operating Partnership LP	$105,931	$(107,868)
Adjustments:
Revenue adjustments (1)	(51,226)	(51,621)
Depreciation and amortization	334,084	328,878
Impairment of real estate assets	—	1,531
General and administrative	59,221	65,386
Total other (income) expense	206,563	293,882
Equity in income of unconsolidated joint ventures	(248)	(1,001)
Gain on disposition of investments in unconsolidated joint ventures	(1,820)	—
Pro rata share of same property NOI of unconsolidated joint ventures	547	545
(Income) loss from discontinued operations	(19,213)	41,584
Net income (loss) attributable to non-controlling interests	966	1,018
Non-same property NOI	(40,168)	352
Same property NOI	$594,637	$572,686
(1) Includes adjustments for lease settlement income, straight-line rents, above- and below-market rent amortization, net and fee income from managed properties and unconsolidated joint ventures.

Liquidity and Capital Resources
We anticipate that our cash flows from the sources listed below will provide adequate capital for the next 12 months for all anticipated uses, including all scheduled principal and interest payments on our outstanding indebtedness, current and anticipated tenant improvements, distributions to our partners in amounts sufficient to enable BPG to maintain its qualification as a REIT and other capital obligations associated with conducting our business.

Our primary expected sources and uses and capital are as follows:
Sources

•	cash and cash equivalents;

•	operating cash flow;

•	available borrowings under our existing revolving credit facility;

•	issuance of long-term debt; and

•	asset sales.
Uses
Short term:

•	leasing costs and tenant improvements allowances;

•	active anchor space repositioning/redevelopments;

•	recurring maintenance capital expenditures;

•	debt repayment requirements;

•	corporate and administrative costs; and

•	distribution payments.
Long term:

•	major active redevelopments, renovation or expansion programs at individual properties;

•	acquisitions; and

•	debt maturities.

During the nine months ended September 30, 2014, Moody's Investors Service assigned an investment grade issuer rating of Baa3 with a stable outlook to the Operating Partnership.
Our cash flow activities are summarized as follows (dollars in thousands):

	Nine Months Ended September 30,
	2014	2013
Cash flows provided by operating activities	$372,292	$214,628
Cash flows used in investing activities	$(135,042)	$(76,923)
Cash flows provided by (used in) financing activities	$(257,649)	$(99,311)

Operating Activities
Cash and cash equivalents were $92.6 million and $113.0 million as of September 30, 2014 and December 31, 2013, respectively.

Our net cash flow provided by operating activities primarily consist of net income from property operations, adjusted for non-cash items including depreciation and amortization, gains and impairments, and equity based compensation expense.

For the nine months ended September 30, 2014, net cash flow provided by operating activities increased $157.7 million as compared to the corresponding period in 2013. The increase is primarily due to (i) an increase in Same Property NOI, (ii) increased NOI due to the acquisition of the Acquired Properties, (iii) a decrease in interest expense due to a reduction in our outstanding indebtedness as well as a decrease in the weighted average interest rate on outstanding indebtedness, (iv) a decrease in general and administrative expenses and (v) an increase in working capital due to an increase in cash flows from receivables and restricted cash, partially offset by a decrease in accounts payable accrued expenses and other liabilities due to timing of payments.

Investing Activities
Net cash flow used in investing activities is impacted by the nature, timing and extent of improvements made to our shopping centers, allowances provided to our tenants, and our acquisition and disposition programs. Capital used to fund these activities, and the source thereof, can vary significantly from period to period based on, for example, negotiations with tenants and their willingness to pay higher base rents over the terms of their respective leases as well as the availability of operating cash flows. Net cash flow used in investing activities is also impacted by the level of recurring property capital expenditures in a given period. Recurring capital expenditures are costs to maintain properties and their common areas including new roofs, paving of parking lots and other general upkeep items. Recurring capital expenditures per square foot for the nine months ended September 30, 2014 and 2013, were $0.23 and $0.17, respectively.

For the nine months ended September 30, 2014, net cash flow used in investing activities increased $58.1 million as compared to the corresponding period in 2013. The increase was primarily due to a $42.1 million decrease in proceeds from sales of real estate assets and a $18.1 million increase in capital expenditures and investments in real estate assets, partially offset by a $3.1 million increase in restricted cash attributable to investing activities.

Currently, our anchor space repositioning/redevelopments in our Total Portfolio relate to 27 shopping centers for which we anticipate incurring approximately $99.4 million in improvements, of which $71.0 million had not yet been incurred as of September 30, 2014.

Financing Activities
Our net cash flow used in financing activities is impacted by the nature, timing and extent of issuances of debt and equity, principal and other payments associated with our outstanding indebtedness, and prevailing market conditions associated with each source of capital.

For the nine months ended September 30, 2014, net cash used in financing activities increased $154.9 million as compared to the corresponding period in 2013. The increase was due to (i) an increase of $32.4 million of repayments of debt obligations, net of borrowings and (ii) an increase of $144.2 million in distributions to partners, partially offset by a decrease of $18.2 million in deferred financing costs.

Debt transactions
On March 18, 2014, the Operating Partnership entered into an unsecured $600.0 million term loan (the “Term Loan”) which matures on March 18, 2019. The obligations under the Term Loan are guaranteed by both BPG Subsidiary Inc. (“BPG Sub”) and Brixmor OP GP LLC, the general partner of the Operating Partnership, (together, the “Parent Guarantors”). The Term Loan bears interest, at the Operating Partnership’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus half of 1%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the BBA LIBOR rate for the interest period relevant to a particular borrowing. The margin associated with the Term Loan is based on a total leverage based grid and ranges from 0.35% to 0.75%, for base rate loans, and 1.35% to 1.75% for LIBOR rate loans. The margin on the Term Loan was 1.40% as of September 30, 2014. Pursuant to the terms of the Term Loan, the Operating Partnership among other things is subject to maintenance of various financial covenants. The Operating Partnership is currently in compliance with these covenants. Proceeds from the Term Loan were used to repay outstanding borrowings on the Operating Partnership’s Unsecured Credit Facility.

On September 18, 2014, Brixmor LLC, an indirect subsidiary of the Operating Partnership, commenced a cash tender offer for $68.7 million of its unsecured notes at premiums ranging from 10.13% to 19.25% above par value. The unsecured notes have stated interest rates ranging from 6.90% to 7.97% and maturity dates ranging from August 14, 2026 to July 30, 2029. On October 17, 2014, upon completion of the tender offer, Brixmor LLC purchased $50.2 million principal amount of the unsecured notes.

In addition, during the nine months ended September 30, 2014, the Operating Partnership repaid $684.4 million of mortgages and secured loans, repaid $60.0 million of unsecured notes, and repaid $53.3 million of financing liabilities, resulting in a net loss on extinguishment of $2.6 million. These repayments were funded primarily from borrowings under the Operating Partnership’s Unsecured Credit Facility.

During the remainder of 2014, we do not have any mortgage loans scheduled to mature and we have approximately $8.4 million of scheduled mortgage amortization payments. We currently intend to repay the $8.4 million of scheduled mortgage amortization payments using cash generated from operations.

On July 16, 2013, the Operating Partnership entered into an unsecured credit facility (the “Unsecured Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents and Barclays Capital plc, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada, as documentation agents.

Contractual Obligations
Our contractual debt obligations relate to our notes payable, mortgages and secured loans and financing liabilities with maturities ranging from one year to 15 years, and non-cancelable operating leases pertaining to our shopping centers.

The following table summarizes our debt maturities (excluding options and fair market debt adjustments) and obligations under non-cancelable operating leases as of September 30, 2014.

Contractual Obligations	Payment due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt (1)	$5,869,119	$8,392	$1,985,185	$2,142,893	$1,732,649
Interest payments (2)	968,092	68,701	451,970	271,940	175,481
Financing liabilities	121,470	—	121,470	—	—
Operating leases	128,778	2,716	14,393	13,344	98,325

Total	$7,087,459	$79,809	$2,573,018	$2,428,177	$2,006,455

(1)	Debt includes scheduled amortization and scheduled maturities for mortgages and secured loans, credit facilities and notes payable.

(2)
We incur variable rate interest on $271.5 million and $600.0 million of debt related to the Unsecured Credit Facility and Term Loan, respectively. The margin associated with Unsecured Credit Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans. The margin on the Unsecured Credit Facility was 1.50% as of September 30, 2014. The margin associated with the Term Loan is based on a total leverage based grid and ranges from 0.35% to 0.75%, for base rate loans, and 1.35% to 1.75% for LIBOR rate loans. The margin on the Term Loan was 1.40% as of September 30, 2014.

Funds From Operations
FFO is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) in accordance with GAAP excluding (i) gain (loss) on disposition of operating properties, and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties, (iv) impairment of operating properties and real estate equity investments, and (v) after adjustments for joint ventures calculated to reflect funds from operations on the same basis.

FFO attributable to partners is FFO as further adjusted to exclude net income (loss) attributable to Series A interest and non-controlling interests not convertible into partnership common units. We believe FFO attributable to partners is a meaningful supplemental measure that is more reflective of our operating performance by excluding FFO attributable Series A interest and to non-controlling interests not convertible into common stock.

We present FFO and FFO attributable to partners as we consider them important supplemental measures of our operating performance and we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. FFO and FFO attributable to partners should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of FFO and FFO attributable to partners may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to similarly titled measures presented by such other REITs. Investors are cautioned that items excluded from FFO and FFO attributable to partners are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of net income (loss) to FFO and FFO attributable to partners is as follows (in thousands):

	Nine Months Ended September 30,
	2014	2013
Net income (loss)	$106,897	$(106,850)
Gain on disposition of operating properties	(14,804)	(2,631)
Gain on disposition of unconsolidated joint ventures	(1,820)	—
Depreciation and amortization-real estate related-continuing operations	332,286	327,370
Depreciation and amortization-real estate related-discontinued operations	431	9,467
Depreciation and amortization-real estate related-unconsolidated joint ventures	146	167
Impairment of operating properties	—	41,783
Impairment of unconsolidated joint ventures	—	—
FFO	423,136	269,306
Adjustments attributable to Series A interest and non-controlling interests not convertible into partnership common units	(6,200)	(1,018)
FFO attributable to partners	$416,936	$268,288

EBITDA and Adjusted EBITDA
Earnings before interest, tax depreciation and amortization (“EBITDA”) is calculated as the sum of net income (loss) in accordance with GAAP before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for (i) acquisition related costs, (ii) gain (loss) on disposition of operating properties, (iii) impairment of real estate assets and real estate equity investments, (iv) gain (loss) on disposition of unconsolidated joint ventures, (v) gain (loss) on extinguishment of debt, and (vi) after adjustments attributable to Series A interest and non-controlling interests not convertible into partnership common units.

EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios and are helpful to securities analysts, investors and other interested parties in the evaluation of REITs, as a measure of Brixmor’s operational performance because EBITDA and Adjusted EBITDA exclude various items that do not relate to or are not indicative of its operating performance. In addition, it includes the results of operations of real estate properties that have been sold or classified as real estate held for sale at the end of the reporting period. Accordingly, the use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to its ability to meet various coverage tests for the stated period.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations and, accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of EBITDA and Adjusted EBITDA may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (dollars in thousands):

	Nine Months Ended September 30,
	2014	2013
Net income (loss)	$106,897	$(106,850)
Interest expense-continuing operations	199,464	270,845
Interest expense-discontinued operations	259	6,160
Interest expense-unconsolidated joint ventures	130	589
Federal and state taxes	2,951	2,850
Depreciation and amortization-continuing operations	334,084	328,878
Depreciation and amortization-discontinued operations	431	9,467
Depreciation and amortization-unconsolidated joint ventures	146	167
EBITDA	$644,362	$512,106

Acquisition-related costs	—	—
Gain on disposition of operating properties	(14,804)	(2,631)
Gain from development/land sales and acquisition of joint venture interests	—	(2,223)
Gain on disposition of unconsolidated joint ventures	(1,820)	—
Loss (gain) on extinguishment of debt, net	(3,501)	18,509
Impairment of operating properties and land sales	—	1,531
Impairment of real estate held for sale	—	43,323
Impairments of real estate joint ventures	—	—
Adjustments to Series A interest and non-controlling interests not convertible into partnership common units	(381)	(1,018)
Total adjustments	(20,506)	57,491
Adjusted EBITDA	$623,856	$569,597

Inflation
The majority of leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions contain clauses enabling us to receive percentage rents, which generally increase as prices rise but may be adversely impacted by tenant sales decreases, and/or escalation clauses which are typically related to increases in the consumer price index or similar inflation indices. In addition, we believe that many of our existing lease rates are below current market levels for comparable space and that upon renewal or re-rental such rates may be increased to be consistent with, or closer to, current market rates. This belief is based upon an analysis of relevant market conditions, including a comparison of comparable market rental rates, and upon the fact that many of our leases have been in place for a number of years and may not contain escalation clauses sufficient to match the increase in market rental rates over such time. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, we periodically evaluate our exposure to interest rate fluctuations, and may enter into interest rate protection agreements which mitigate, but do not eliminate, the effect of changes in interest rates on our floating rate loans.

In the normal course of business we also face risks that are either non-financial or non-qualitative. Such risks principally include credit risks and legal risks. For a discussion of other factors which may adversely affect our liquidity and capital resources, please see the section titled “Risk Factors” in Brixmor Property Group Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Off-Balance Sheet Arrangements
We had no material off-balance sheet arrangements as of September 30, 2014.